UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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Great Plains Ethanol, LLC
(Name of Registrant As Specified In Its Charter)
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(d/b/a POET™ Biorefining - Chancellor)

27716 462nd Avenue

Chancellor, South Dakota 57015

NOTICE OF 2008 ANNUAL MEETING OF MEMBERS

TO BE HELD ON JUNE 24, 2008

Members of Great Plains Ethanol, LLC:

Notice is hereby given that the 2008 Annual Meeting of Members of Great Plains Ethanol, LLC (d/b/a POET™ Biorefining - Chancellor) will be held on June 24, 2008 at 7:30 p.m., local time, at the new Lennox High School Cafetorium, 1201 S. Main St., Lennox, South Dakota, 57039, for the purpose of taking the following actions:

1.                                       To elect two Class A managers and one Class C manager to the Board of Managers;

2.                                       To receive the report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2007; and

3.                                       To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Information Statement accompanying this Notice.

Our Board of Managers is not aware of any other business to come before the Annual Meeting.  Only Members of record at the close of business on May 1, 2008 will be entitled to notice of the Annual Meeting and to vote in person at the Annual Meeting. Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting. If you have any questions regarding the Information Statement, please call us at (605) 647-0040 ext. 234.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Darrin Ihnen
Darrin Ihnen
President of the Board of Managers
Chancellor, South Dakota
April 29, 2008

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING. WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

Great Plains Ethanol, LLC

(d/b/a POET™ Biorefining - Chancellor)

27716 462nd Avenue

Chancellor, South Dakota 57015

Information Statement

2008 Annual Meeting of Members

June 24, 2008

VOTING INFORMATION

You may only vote your capital units for the election of the Board of Managers (the “Board”) by attending the Great Plains Ethanol, LLC’s (d/b/a POET™ Biorefining - Chancellor) (also referred to as the “Company,” “we,” “our,” or “us”) Annual Meeting of Members, to be held at 7:30 p.m., local time, on June 24, 2008, at the new Lennox High School Cafetorium located at 1201 S. Main St., Lennox, South Dakota 57039, or any adjournment thereof. Your attendance will be required to cast a vote if any other proper business comes before the Annual Meeting and which requires your vote.

Outstanding Capital Units and Voting Rights

Members of record at the close of business on May 1, 2008 are entitled to vote at the Annual Meeting.  As of that date, we have a total of 3,742 Capital Units issued and outstanding, held by 552 members. Ten percent of Class A members, and Class B members and Class C members representing ten percent of the outstanding Class B Units and Class C Units, respectively, must be present at the Annual Meeting, in person, to have a quorum of members at the Annual Meeting.

Each Class A member may only cast one vote on each matter coming to a vote of the Class A members, regardless of the number of Class A Units owned by such Member. Each Class C member may cast one vote for each Class C Unit owned by such member.

A more detailed explanation of your voting rights and the procedures for voting can be found under “Election of Board of Managers and Voting” below.

This Information Statement and our 2007 Annual Report on Form 10-K is first being made available or sent to our members on approximately May 14, 2008.

All votes will be tabulated by the inspector of elections, who will be appointed by the Board of Managers (the “Board”), and will separately tabulate votes cast for the nominees to the Board.

Attendance and Voting at the Annual Meeting

 You are only entitled to vote at the Annual Meeting by attending the meeting and submitting your vote in person.  We are NOT asking for a proxy or a ballot – you are requested not to send us a proxy or ballot.  You may only vote by attending the Annual Meeting.

If you have any questions regarding the information in this Information Statement, please call us at (605) 647-0040 x 234.

MATTERS TO BE VOTED UPON

ELECTION OF BOARD OF MANAGERS AND VOTING

The principal matter for consideration at the 2008 Annual Meeting is the election of three managers to the Board.  All three seats are due to the expiration of three managers’ terms of office. The managers of the Board will be elected as follows:

•      Two Class A managers will be elected by our Class A members voting as a separate class; and

•      One Class C manager will be elected by our Class C members voting as a separate class.

The following nominees have been nominated by the Nomination Committee for the purpose of the 2008 Annual Meeting and election and have been approved for presentation to the membership:

Name	Class of Capital Units Voting	Term
Steve Sinning	Class A	2011
Dan Viet	Class A	2011
Larry Ward	Class C	2011

Steve Sinning and Dan Viet  are the nominees for the Class A manager positions and Larry Ward is the nominee for the Class C manager position.  Detailed information on each nominee is provided in the “Information About Nominees” section below.

Class A Voting Procedures for Election of Manager

Each Class A member is entitled to cast only one vote for each matter to be voted on at the Annual Meeting, regardless of the number of Class A Units he or she owns.  Because there are currently two Class A nominees to the Board for two open positions, and no write-in nominations are permitted, each Class A member may cast a vote for the Class A nominee, or abstain from voting, and cast a second vote for the second nominee, or abstain from voting.

Class C Voting Procedures for Election of Manager

Each Class C member is entitled to cast as many votes as the number of Class C Units each member owns for each matter to be voted on at the Annual Meeting.  Because there is currently one nominee to the Board for one open position, and no write-in nominations are permitted, there is one matter upon which to vote. Each Class C member must cast all of his or her units for the nominee, or abstain from voting. To illustrate, if you own one Class C Unit, you may cast one vote for one nominee, or abstain from voting. Alternatively, if you own 100 Class C Units, you may cast 100 votes for one nominee, or abstain from voting.

Information About Nominees

Our members will elect three managers to the Board, all of whom will serve for a three-year term.  The following tables contain certain information with respect to the persons nominated for election at the 2008 Annual Meeting:

Class A Nominees for the Board of Managers:

Three-Year Term

Name, Address and Board Position, if any.	Age	Board Member Since	Background
Steve Sinning 46366 280th Street Lennox, South Dakota 57039 Audit Committee	53	2000	Steve has been a farmer in Lennox, South Dakota, since 1978. He graduated from the University of South Dakota, Vermillion, South Dakota, in 1976 with a Bachelor of Science Degree in Biology.

Dan Viet 27148 SD Hwy 19 Parker, South Dakota 57053	45	2000

Dan has been a farmer in Parker, South Dakota, since 1982. He is a current member of the Turner County, South Dakota Fair board. He graduated from Vocational Technical College, Mitchell, South Dakota, in 1982 with an Associate Degree in Ag Management.

Class C Nominees for the Board of Managers:

Name, Address and Board Position, if any.	Age	Board Member Since	Background
Larry Ward 4615 North Lewis Avenue Sioux Falls, South Dakota 57104	51	2003

Larry is the Vice President of Project Development for POET™, LLC and has been employed with POET™ since 1997. Prior to working for POET™, he was employed in various management positions within the feed industry. He also serves as a director of several ethanol plants located in the Midwest. He is a former director of the Renewable Fuels Association. He graduated from Mankato State University, Mankato, Minnesota, in 1980 with a Bachelor of Science degree in Business Administration, and from the University of South Dakota, Vermillion, South Dakota, in 1990 with a Masters Degree in Business Administration.

INFORMATION ABOUT CURRENT BOARD OF MANAGERS

The table below describes important information about the members of the Board of Managers who are not subject to reelection at the 2008 Annual Meeting and are continuing in office.  Mr. Voegele was appointed to the Board of Managers on August 11, 2007, to fill the vacancy left by the death of Mr. Jeff Fox.

Name, Address, and Board Position, if any.	Capital Units Electing	Age	Board Member Since	Term Expires	Occupation and Background
Dennis Hardy 47312 288th Street Beresford, South Dakota 57004	A	63	2000	2009

Dennis has been a farmer in the Beresford, South Dakota area for over 20 years. He is the president of the Farmers Pork Cooperative and the past chairman of the South Dakota Research and Promotion Council. He graduated from South Dakota State University, Brookings, South Dakota, in 1968 with a Bachelor of Science Degree in Electrical Engineering.

Darrin Ihnen 28065 459th Avenue Hurley, South Dakota 57036 President; Audit and Nomination Committees	A	43	2000	2009

Darrin has been a farmer in Hurley, South Dakota for over 20 years. He serves as a director of the National Corn Growers Association, and was the former president of the South Dakota Corn Growers Association.

Mark Miller 216 W Well Street Freeman, South Dakota 57029	C	37	2006; also served between 2000- 2003	2009

Mark has been a farmer in Freeman, South Dakota since 1999. Between 1995 and 1999, he was a youth minister for Central Church, Milbank, South Dakota. He is also a former member of the Bethany Church Council in Freeman. He attended South Dakota State University, Brookings, South Dakota.

Dennis Schrag 44133 283rd Street Freeman, South Dakota 57029	A	51	2000	2010	Dennis has been self-employed as a farmer in the Freeman, South Dakota area since 1973. His principal farming operations include row crops and cattle.

Name, Address, and Board Position, if any.	Capital Units Electing	Age	Board Member Since	Term Expires	Occupation and Background
Fred Thurman, CPA 416 S. 2nd Avenue Sioux Falls, South Dakota 57104 Audit and Nomination Committees	C	58	2003	2010

Fred is a partner in the accounting firm of Thurman, Comes, Foley and Company, LLP, Sioux Falls, South Dakota. In addition, he is a managing member of four hotel properties and is a member of Corn Energy Investors, LLC. He serves as a director of several ethanol plants located in the Midwest. He graduated from the University of South Dakota, Vermillion, South Dakota, in 1973 with a Bachelor of Science Degree in Accounting.

Timothy Voegele 4615 North Lewis Avenue Sioux Falls, South Dakota 57104	B	49	2007	2010

Tim is the Regional Vice President of Operations for POET™ Plant Management and has been employed with POET™ since 2003. Prior to working for POET™, Tim held various managerial positions within the food industry. He graduated from Kansas State University, Manhattan, Kansas, in 1982 with degrees in Business Administration and Milling Science and Management.

Determination of Manager Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and the continuing Board under the corporate governance rules of the Nasdaq Stock Market (“NASDAQ”). The Board has determined that the following nominees and continuing managers of the Board are not independent under NASDAQ corporate governance rules:  Messrs. Hardy, Ihnen, Sinning, Voegele and Ward.   Messrs. Voegele and Ward are not independent because they are employed as officers of POET™, LLC and POET™ Plant Management, LLC, respectively.  POET™, LLC is the owner of various POET™ related entities that provide management, marketing and other services to the Company, including POET™ Plant Management, the Company’s Managing Member. POET™ Plant Management, LLC receives compensation from the Company for services related to the management of the Company’s plant. Messrs. Hardy, Ihnen and Sinning are not independent because each received from the Company over $100,000 from the sale and delivery of corn to the Company in 2007.

Board of Managers’ Meetings

The Board held 11 regularly scheduled meetings during the fiscal year ended December 31, 2007. Each manager of the Board, with the exception of Larry Ward, attended at least 75% of the meetings of the Board and at least 75% of the meetings of the committees of which each was a member during the fiscal year ended December 31, 2007. The Company does not have an attendance policy regarding a Board member’s attendance at an annual meeting, though each manager of the Board attended the 2007 Annual Meeting except Larry Ward and Fred Thurman.

Committees of the Board of Managers

The Board has an audit committee and nomination committee, but has not formed a standing compensation committee. There is no standing compensation committee because the Board believes that the Company’s size and management structure makes the need for a separate committee unnecessary; therefore, the entire nine members of the Board participate in the consideration of executive officer and management compensation.  The scope, role, and authority of the Board in determining Board and executive compensation is discussed below under “Compensation Discussion and Analysis.”

Audit Committee, Charter, Composition

Charter, Composition, Meetings and Financial Expert

The Audit Committee operates under a charter adopted by the Board, a copy of which is attached to this Information Statement as Appendix I. Our Audit Committee is comprised of three Board members: Fred Thurman, Steve Sinning and Darrin Ihnen. Our Audit Committee reviews the services provided by our independent auditor, consults with our independent auditor and reviews the need for internal auditing procedures and the adequacy of internal controls.  Our Audit Committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, under our charter, the Audit Committee must have three members, each of whom must satisfy all of the requirements for independence as set forth under the rules of NASDAQ, with one exception. Under the exception, a member is not precluded from serving on the Audit Committee as a result of payments received from the Company for the delivery and sale of corn to the Company.  Messrs. Ihnen and Sinning do not satisfy the definition of independence as defined under the corporate governance rules of NASDAQ because of the payment they receive from the Company for the sale and delivery of corn to the Company. The Audit Committee held four meetings during fiscal year 2007.

None of the current members of the Audit Committee is an “audit committee financial expert,” as such term is defined by the SEC. The primary reason for this is that we are an agricultural and producer-based company, with the overwhelming majority of our 552 members being farmers who principally reside in South Dakota, including six managers on the Board.  The rural location and agricultural-based business of the Company also make it difficult to locate individuals who have all of the necessary attributes to qualify as a financial expert as defined by the SEC. Nonetheless, we believe the collective experience and backgrounds of the Audit Committee provide the necessary oversight and safeguards to the Company.

Audit Committee Report

The following Audit Committee report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the reporting process. Our independent auditors, Eide Bailly LLP, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2007.  The Audit Committee has discussed with Eide Bailly the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  The Audit Committee has received and reviewed the written disclosures and the letter from Eide Bailly required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Public Company Accounting Oversight Board, and has discussed with Eide Bailly its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee
Fred Thurman, Chair
Darrin Ihnen
Steve Sinning

Independent Accountants

Audit Fees.  Eide Bailly has billed us a total amount of $61,972 and $66,968 for professional services rendered for the audit of the Company’s financial statements as of December 31, 2007 and December 31, 2006, and the reviews of the financial statements included in the Company’s Form 10-Q for the 2007 and 2006 fiscal years.

Audit-Related Fees. Eide Bailly did not perform any audit-related services as of December 31, 2007 and December 31, 2006.

Tax Fees. Eide Bailly has billed us a total amount of $10,140 and $11,191 for professional tax services rendered for fiscal years ended December 31, 2007 and December 31, 2006. The tax services performed were the preparation and review of our federal tax return, as well as research on our allocation and distribution policy concerning the allocation of income and losses to our members.

All Other Fees.  Eide Bailly has billed us a total amount of $908 and $1,200 for all professional services rendered in connection with other general matters requested by the Company during fiscal years ended December 31, 2007 and December 31, 2006, respectively. The services rendered in 2007 pertained to costs associated with our d/b/a name change and the costs in 2006 pertained to a SEC training course.

Audit Committee Pre-Approval Policy

Before our independent auditor, Eide Bailly, is able to complete any audit or non-audit service, the definitions of which can be found in Appendix I of our Audit Committee Charter, the Audit Committee is required to pre-approve the necessary service. Each service to be performed by Eide Bailly is required to be pre-approved in writing by our Audit Committee. The writing must indicate the service to be performed and the costs related to such service.  The Audit Committee is prohibited from approving any service if it determines that the independence of Eide Bailly may be impaired in connection with its audit service function. Eide Bailly is also prohibited from performing certain non-audit services as defined under the Audit Committee Charter. During 2007, all such non-audit fees were pre-approved by the Audit Committee.

Nomination Committee

The Nomination Committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.poetenergy.com, then clicking “Meet POET,” “Plants,” “Chancellor, SD,” and “Become an Investor.” Under its charter, the Nomination Committee must have three persons, the majority of whom must satisfy all of the requirements under the definition of independent as defined by the corporate governance rules of NASDAQ, with one exception. Under the exception, a member is not precluded from serving on the Nomination Committee in connection with any payments received due to the delivery and sale of corn to the Company. The Nomination Committee is comprised of two current members of the Board and one current member representative of the Company:  Jeff Broin, Darrin Ihnen and Fred Thurman.  Of the three members on the committee, Jeff Broin and Darrin Ihnen do not satisfy the definition of independence as set forth under the corporate governance rules of NASDAQ. Jeff Broin does not satisfy the definition of independence because he is the sole owner of POET™, LLC, which is the owner of all POET™ related entities with which the Company has entered service and marketing contracts and receives compensation for such.  Darrin Ihnen does not satisfy the definition of independence because of the payment he received from the Company for the sale and delivery of corn to the Company in 2007. The Nomination Committee held one meeting during fiscal year 2007.

The Nomination Committee is responsible for the identification, evaluation and recommendation of individuals qualified to be a manager of the Board.  The major responsibilities of the Nomination Committee are:

•                  Develop a nomination process for candidates to the Board;

•                  Establish a criteria and qualifications for membership to the Board;

•                  Identify candidates to fill positions to the Board;

•                  Fill vacancies of the Board; and

•                  Recommend to the Board candidates for election or reelection.

Nomination of Managers

The Nomination Committee does not have an official policy regarding the consideration of candidates recommended by members. However, the Nomination Committee has historically identified potential candidates to the Board using only two methods. First, prior to an Annual Meeting, the Nomination Committee solicits Class A, Class B and Class C members to submit nominations of persons for the election to the Board. In addition, the Nomination Committee may identify and contact individuals, members and non-members alike, whom it believes would make a good candidate to the Board in light of specific qualities, skills or needs of the Board.

Before the Nomination Committee approves and recommends any candidate for nomination, the person must meet certain minimum qualifications. The potential candidate must not have a criminal record or disciplinary history over a certain period of time and the candidate must possess certain qualities, including a reputation for sound ethics, loyalty and commitment, a willingness to act on and be accountable for decisions, an ability to analyze and communicate effectively, and an ability to work with others. The Nomination Committee determines whether or not a person satisfies the minimum qualifications by requiring such persons to fill out and submit a nomination application and, at times, by conducting interviews and background checks of such persons.

In preparation of the 2008 Annual Meeting, as in prior years, the Nomination Committee actively solicited members to submit nominations for the Board. On or about January 29, 2008 the Nomination Committee notified all members of the opportunity to submit nominations to the Nomination Committee for the 2008 Annual Meeting and election. In response to this notice, the Nomination Committee received from all members a total of three nominations.  The Nomination Committee, approved and recommended that the three nominations be included on the ballot for the 2008 annual meeting and election.

Family Relationships Between the Board Members, Executive Officers, Key Employees or Nominees

No family relationships exist between any of the managers of the Board, officer, key employee, or nominee of the Company.

EXECUTIVE OFFICER AND MANAGEMENT

Executive Officer

Our day-to-day affairs are managed by our principal executive and financial officer, Richard A. Serie, who is the plant’s general manager. Mr. Serie has served as our general manager since October 2002 and as the designated principal executive and financial officer since April 2003. Mr. Serie is employed directly by POET™ Plant Management, LLC which manages the entire operation of our plant.

Prior to working for us through POET™ Plant Management, Mr. Serie was employed by POET™ Plant Management at Agri-Energy, an ethanol plant in Luverne, Minnesota, where he also served as general manager.  Prior to his employment with POET™ Plant Management, he was vice president of operations for Boyle Development, a subsidiary of the Boyle Companies, which owned and operated nursing homes.  Mr. Serie currently serves on the board of directors of the Renewable Fuels Association (RFA), and Dakota Gold Research Association.

Management and Key Employees

Members of management and key employees are set forth below:

Name	Age	Position
Richard Serie	56	General Manager

Our day-to-day affairs are managed by Richard A. Serie, our plant’s general manager, who also serves as our principal executive and financial officer.  Mr. Serie is employed by POET™ Plant Management.

EXECUTIVE OFFICER AND MANAGEMENT COMPENSATION

Compensation Discussion and Analysis.

Objectives of the Compensation Program

Our Board directly oversees the compensation we pay to management.  We have not designated or created a separate compensation committee for this purpose.  Our compensation program is structured to reflect the unique management structure of the Company and turn-key management relationship with POET™, LLC and its affiliated companies. The day-to-day operations of the Company are not managed by any employees of the Company. Instead, the day-to-day operations are managed by POET™ Plant Management, of which Mr. Serie is an employee. The compensation we pay directly to POET™ Plant Management is designed to reward POET™ Plant Management and its employees for its superior performance in running the day-to-day operations of the Company.

Elements in Compensation

This section is an overview of our compensation program for our management of the Company.  Our compensation program is comprised of one primary element: the management fee paid to POET™ Plant Management, LLC for managing the day-to-day operations of the Company.  Our compensation program is structured based on our unique relationship with POET™, LLC and its affiliated companies with which we have management, marketing and service agreements, including POET™ Plant Management.  The Company was organized on December 20, 2000 based on a collaboration between representatives of POET™, LLC and local farmers.  Starting in 2000, local farmers and representatives of POET™, LLC, collaborated to form and build our ethanol plant in Chancellor, South Dakota. Under the collaboration, local farmers would serve as a source of supplying corn to the plant through corn delivery agreements, and POET™, LLC and its affiliated companies would provide the Company a complete turn-key approach for the operation of the plant and marketing of the products produced at the plant.  As part of this turn-key approach, the Company designated POET™ Plant Management as the Managing Member of the Company. As Managing Member, POET™ Plant Management was placed in charge of all phases of the Company’s day-to-day operations.  Two of POET™ Plant Management’s employees were hired to serve as the general manager and technical manager of the Company. The general manager also was appointed to serve as the Company’s principal executive and financial officer.

POET™ Plant Management, LLC has managed the Company’s day-to-day operations since 2003 when the plant began producing ethanol. Under this management arrangement, the Company pays POET™ Plant Management a fixed annual fee of $366,772, payable in equal monthly installments. The fee is adjusted annually for inflation based on the Consumer Price Index. The fee is paid to manage all operational and technical aspects of the plant’s operations, and includes the salaries of the general manager and the technical manager, both of whom are employees and under the control of POET™ Plant Management.  The Company, therefore, pays no fees directly to Mr. Serie. In addition, the Company pays POET™ Plant Management an incentive fee of 4% of net income from plant operations. The fee is payable on a trimester based on unaudited financial statements.  If at the end of the year, the Company has paid POET™ Plant Management more than 4% of total net income as part of this incentive fee, POET™ Plant Management is responsible for returning the overpayment.  The management agreement between the Company and POET™ Plant Management is in effect indefinitely. We may only terminate POET™ Plant Management “for cause,” which is defined under our Operating Agreement as illegal or unethical conduct, substandard performance of the plant for a period of two consecutive years, and the sale, change of control or disposition of POET™ Plant Management.

Summary Compensation Table

The tables below summarize the total compensation paid or earned by our CEO.  The amounts reported in the Summary Compensation Tables reflect actual amount paid during the year.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) See Note (2) (i)	Total ($) See Note (2) (j)
Rick Serie (1)	2007	NA	NA	NA	NA	NA	NA	$1,023,832	1,023,832
	2006	NA	NA	NA	NA	NA	NA	1,910,138	1,910,138

(1)          Mr. Serie is the Chief Executive Officer and Chief Financial Officer of the Company but is not employed by the Company. He is employed directly by POET™ Plant Management and receives all of his compensation directly from POET™ Plant Management.

(2)          The amounts shown in this column include the items summarized in the following table:

ALL OTHER COMPENSATION TABLE

Name of Officer	See Note (3)	Total All Other Compensation
Serie	$1,023,832	$1,023,832

(3)          Represents the annual management fee, which includes the salaries of Mr. Serie and the technical manager, both of whom are employees of POET™ Plant Management, and the incentive fee paid to POET™ Plant Management, LLC, the Managing Member of the Company.

COMPENSATION OF MANAGERS

For their services on the Board of the Company, an individual receives compensation shown in the following table and explained in the accompanying notes.  No employee of the Company serves on the Board.

Name	Fees Earned or Paid in Cash See Note 1	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation	All Other Compensation	Total ($ )
Jeff Fox	$900	—	—	—	—	—	$900
Dennis Hardy	$1,350	—	—	—	—	—	$1,350
Darrin Ihnen	$2,100	—	—	—	—	—	$2,100
Mark Miller	$1,350	—	—	—	—	—	$1,350
Dennis Schrag	$1,350	—	—	—	—	—	$1,350
Steve Sinning	$1,800	—	—	—	—	—	$1,800
Fred Thurman	$1,800	—	—	—	—	—	$1,800
Dan Viet	$1,350	—	—	—	—	—	$1,350
Larry Ward	$1,200	—	—	—	—	—	$1,200

(1) Our Board receives a per diem fee for services performed on our behalf in the amount of $150 for each regular Board or committee meeting.  The Board also receives the same membership benefits as other members receive in proportion to their ownership of capital units in the Company.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets for the current beneficial ownership persons who own more than 5% of any class of capital units as of May 1, 2008:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (in units)	Equity Percent of Class	Voting Percent Of Class

Class B	Broin Investments II, LLC 4615 North Lewis Avenue Sioux Falls, SD 5710	200	100	100

Class C	Broin Investments II, LLC 4615 North Lewis Avenue Sioux Falls, SD 5710	400	19.71	19.71

Security Ownership of Managers, Officer and Nominees

The following table sets forth the current beneficial ownership of our capital units in terms of equity and voting interests, by managers of the Board, executive officer and nominees. Steve Sinning, Dan Viet and Larry Ward are the nominees for the 2008 Annual Meeting of Members.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (in units)	Equity Percent of Class	Voting Percent Of Class

Class A	Dennis Hardy, Manager	11	*	*

Class A	Darrin Ihnen, Manager	10	*	*

Class A	Mark Miller, Manager (2)	2	*	*

Class A	Dennis Schrag, Manager (3)	3	*	*

Class A	Steve Sinning, Manager	6	*	*

Class A	Dan Viet, Manager	4	*	*

Class A	Timothy Voegele	0	*	*

Class A	Larry Ward	0	*	*

Class A	Managers and Executive Officers, as a group	36	2.3	*

Class B	Fred Thurman, Manager (4)	200	100	100

Class B	Managers and Executive Officers, as a group	200	100	100

Class C	Darrin Ihnen, Manager	1	*	*

Class C	Mark Miller, Manager (2)	11	*	*

Class C	Dennis Schrag, Manager (3)	13	*	*

Class C	Rick Serie, CEO	1	*	*

Class C	Steve Sinning, Manager	11	*	*

Class C	Fred Thurman, Manager (4)	400	19.71	19.71

Class C	Dan Viet, Manager	1	*	*

Class C	Timothy Voegele	0	*	*

Class C	Larry Ward	0	*	*

Class C	Managers and Executive Officers, as a Group	438	21.5	21.5

*	Equals less than 1% beneficial ownership of the class.

(1)	The addresses for each of the individual managers listed above are set forth under “Information about Nominees” or “Information About Current Board of Managers.”

(2)	Represents 2 Class A units held of record by Mr. Miller, and 1 Class C unit held of record by Mr. Miller and 10 Class C units held jointly with Mr. Miller’s spouse.

(3)	Represents 1 Class C unit and 1 Class A unit held of record by Mr. Schrag and 2 Class A units and 12 Class C units held of record by Mr. Schrag’s spouse.

(4)

Represents 200 Class B units and 400 Class C units held of record by Broin Investments II, LLC, of which Corn Energy Investors, LLC is a minority member. Mr. Thurman owns an equity interest in Corn Energy Investors, LLC.  Mr. Thurman disclaims beneficial ownership of the Class B and Class C units to the extent of his pecuniary interest in such units.

TRANSACTIONS WITH RELATED PERSONS

Except as described below with respect to Tim Voegele, Larry Ward, and Rick Serie, the individual managers of our Board and officer respectively, we have not entered into, and do not anticipate entering into, any contractual or other related person transactions between themselves and the Company.

POET™, LLC and its affiliate companies have assisted us in virtually all aspects of our plant’s start-up and current operations. POET™, LLC, of which Jeff Broin is sole owner, is the sole and exclusive owner of the following POET™-related companies with which the Company has a material management, marketing or service agreement: POET™ Design and Construction, Inc., POET™ Plant Management, LLC, Ethanol Products, LLC (d/b/a POET™ Ethanol Products), POET™ Nutrition, Inc., and POET™ Research, Inc.   Larry Ward is an employee of POET™, LLC, and Rick Serie and Tim Voegele are employees of POET™ Plant Management.

POET™ Design and Construction, Inc. is an engineering and construction management firm based in Sioux Falls, South Dakota, specializing in the design, engineering, construction, and development of ethanol production facilities.  On August 28, 2006, we entered into a design-build agreement with POET™ Design and Construction to expand our plant to a 100 million gallon production facility. The total contract cost is $68.1 million. In 2007, we have paid POET™ Design and Construction $52.2  million for work performed under this contract. In addition, we entered into a design build agreement with POET™ Design and Construction to build a solid-waste fuel boiler at our facility. The total contract cost is $25.5 million. In 2007, we paid POET™ Design and Construction approximately $6.7 million for work performed under this contract.

POET™ Research is currently the sole provider of the technology to our plant pursuant to a licensing agreement. In exchange for an annual licensing fee, POET™ Research licenses to us the right to use certain technology and patents owned, developed, or obtained by POET™ Research and which relate to the ethanol and co-product production processes. The licensing agreement terminates upon the termination of the management relationship with POET™ Plant Management. Under an addendum to the licensing agreement, POET™ Research licenses to us the right to use a technology called BPX™, which eliminates an energy-intensive step in the cooking phase of the ethanol producing process.

POET™ Plant Management, LLC is our Managing Member and manages the day-to-day operations of the plant.  We pay Broin Management a fixed annual fee of $366,722 adjusted annually for inflation. We also pay POET™ Plant Management an incentive bonus of 4% of our trimester net income. The trimester bonus is calculated annually based upon audited net profits. We pay certain expenses incurred with respect to operation of the plant while other expenses, including, but not limited to, the provision of a full-time plant general manager and technical manager, are included as part of the flat management fee. In 2007, we paid POET™ Plant Management a total of $1,023,832 for services performed under this contract.

POET™ Plant Management, LLC also operates our corn and natural gas price risk management program. Under a corn and natural gas risk management agreement, we pay an annual fee of approximately $61,400, payable in quarterly installments.

POET™ Nutrition, Inc. markets the distillers grains that are produced at our plant.  We pay POET™ Nutrition a marketing fee of 3% of the gross monthly sales of distillers grains with a minimum annual fee of $200,000 per year. In 2007, we paid POET™ Nutrition $413,064 for the marketing services performed under this contract.

Ethanol Products, LLC (d/b/a POET™ Ethanol Products) purchases and markets the ethanol that we produce at our plant. Our contract with Ethanol Products is in effect until 2013, and automatically renews for additional three-year terms unless discontinued by either party upon at least three months notice prior to the end of the previous term. Ethanol Products receives a marketing fee of $.0060 per gallon of ethanol sold, and an administrative fee of $.0025 per gallon of ethanol sold. In 2007, we paid Ethanol Products $479,945 for the marketing and administrative services performed under the marketing agreement.

Except as set forth under the Company’s operating agreement, the Company does not have any formal policies and procedures for the review, approval or ratification of transactions between individual Board members or officers and the Company. Under our operating agreement, all acts of the Board, except for a few specified acts, are required to be conducted by majority vote of disinterested persons serving on the Board. A disinterested person is defined as a person who does not have a financial interest in any contract or agreement, or whose affiliate does not have a financial interest in the same. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company. In 2007, the terms and conditions regarding a vote by disinterested Board members were fully complied with under our operating agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who directly or indirectly own more than ten percent of a class of our Class A Units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Executive officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the Company’s knowledge, based  solely on a review of the copies of such reports furnished to the Company and written representations from our executive officers and managers that no other reports were required, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2007.

ANNUAL REPORT

Our annual report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, will accompany any mailing of this Information Statement, but it is not deemed a part of this Information Statement.

COMMUNICATIONS WITH THE BOARD

Members and other parties interested in communicating directly with the Board, or individual members of the Board, may do so by writing to the Board at the Company or to an individual member of the Board. Communications should be addressed to: Membership Coordinator, Great Plains Ethanol, LLC, 27716 462nd Avenue, Chancellor, South Dakota 57015.

MEMBERS’ PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2009 Annual Meeting of Members must be received by the Company no later than December 28, 2008.  The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act of 1934. It is suggested that the proposal be submitted by certified mail — return receipt requested.  Members who intend to present a proposal at the 2009 Annual Meeting of Members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal no later than 60 days prior to the Annual Meeting.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

CODE OF ETHICS

All of the managers of the Company’s Board, officers and employees, are required to comply with the Company’s Code of Ethics adopted by the Board in 2003. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:

Membership Coordinator

POET™ Biorefining - Chancellor

27716 462nd Avenue

Chancellor, South Dakota 57015

Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.

OTHER MATTERS

The Board knows of no other matter to be acted upon at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Darrin Ihnen
Darrin Ihnen
President
April 29, 2008

Appendix I

AUDIT COMMITTEE CHARTER

of

GREAT PLAINS ETHANOL, LLC

(the “Company”)

1.                                       Members.

The Company’s Board of Managers (the “Board”) shall appoint an Audit Committee of at least three members, consisting entirely of “independent” managers of the Board (the “Audit Committee”), with one exception.  A member’s sale of corn to the Company and the sale proceeds received from the Company in connection with these sales, while it may preclude a member from being deemed “independent,” as defined below, it shall not disqualify a member from serving on the Audit Committee.  The Audit Committee shall also designate one member as chairperson.

2.                                       Independence.

For purposes hereof, “independent” shall be defined by NASDAQ rules 4200 and 4350. as amended.  For purposes hereof, the terms “manager” and “director” shall be synonymous.

3.                                       Financial Literacy.

Each member of the Audit Committee must be financially literate. For purposes of this requirement, ‘financial literacy’ means each member of the Audit Committee (i) shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, or (ii) shall become able to do so within a reasonable period of time after his or her appointment to the Audit Committee.

4.                                       Purposes, Duties, and Responsibilities.

The Audit Committee represents and advises the Board in performing some of its oversight responsibilities.  The Audit Committee shall represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company.  At its discretion, the Audit Committee may also conduct inquiries concerning the general risk profile of the Company and the Company’s efforts at identifying and controlling key risks (“risk management”) which may affect the quality of financial reporting and/or the vitality of the Company.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  This is the responsibility of management and the Independent Auditor.  Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Auditor or to assure compliance with laws and regulations.

In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible, so that it may be in a position to best address or respond to changing circumstances or conditions.  While there is no “blueprint” to be followed by the Audit Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

(i)                                     To recommend to the Board, and to evaluate, the firm of independent certified public accountants to be appointed as outside auditor of the Company, which firm shall be ultimately accountable to the Board through the Audit Committee (the “Independent Auditor”).

(ii)                                  To review and discuss with the Independent Auditor its audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the Independent Auditor with respect to interim periods.

(iii)

To review and discuss with the Independent Auditor of the Company any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the auditor and, based on such review, assess the independence of the auditor.

(iv)

To review and discuss with management and the Independent Auditor the financial statements of the Company, including an analysis of the Independent Auditor’s judgment as to the quality of the Company’s accounting principles.

(v)	To resolve any disagreements between the Independent Auditor and the Company’s management regarding financial reporting.

(vi)	To recommend to the Board, based on the review and discussions described in paragraphs (ii) through (v) above, the financial statements that should be included in the Annual Report on Form 10-K.

(vii)

To review with management and the Independent Auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, or Form 10-Q, including the results of the Independent Auditors’ reviews of the quarterly financial statements.

(viii)

To review and discuss with management and the Independent Auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions or arrangements (i) are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, (ii) and are relevant to an understanding of the Company’s financial statements.

(ix)	To review and discuss with management and the Independent Auditor the adequacy of the Company’s internal controls.

(x)

To review and discuss with management and the Independent Auditor, the accounting policies which may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial statements.

(xi)	To review with management and the Independent Auditor the Company’s financial risk exposures and the steps management has taken to monitor and control such exposures.

(xii)

To establish policies and procedures for the engagement of the Independent Auditor for any auditing or any non-auditing service, as set forth in Appendix A, and consider whether the Independent Auditor’s performance of non-audit service is compatible with the Independent Auditor’s independence.

(xiii)	To review material pending legal proceedings involving the Company and contingent liabilities of the Company.

(xiv)	To periodically evaluate the performance of individual Audit Committee members and the Audit Committee chairperson, as well as the performance of the Audit Committee as a whole.

(xv)	To pursue continuing education at the expense of the Company to achieve and improve “financial literacy” and greater understanding of other business matters relevant to the Audit Committee’s purpose.

(xvi)

To establish procedure for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounts, internal accounting controls and auditing matters and (b) the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

(xvii)	To review the appropriateness and usefulness of the Audit Committee Charter.

5.                                       Meetings.

The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically.  The majority of the members of the Audit Committee shall constitute a quorum.  The Audit Committee may create subcommittees which shall report to the Audit Committee.

The Audit Committee shall meet in executive session with the Independent Auditors at least annually.  The Audit Committee shall report to the full Board with respect to its meetings.

6.                                       Outside Advisors.

The Audit Committee shall have the authority to retain independent counsel, experts, and other advisors as it determines appropriate to assist in the full performance of its duties.

7.                                       Investigations.

The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

APPENDIX A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditor.  The Audit Committee shall pre-approve all audit services and non-audit services to be provided to the Company by the Independent Auditor.  The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals required by this policy.  The decision of any member to whom authority is delegated under this policy to grant such an activity shall be presented to the Audit Committee at the next scheduled meeting. Each audit or non-audit service that is approved by the Audit Committee shall be reflected in a written engagement letter or writing indicating the services to be performed and the costs of such services, which shall be signed by either a member of the Audit Committee or by a person authorized by the Audit Committee to sign on behalf of the Company.

If the Audit Committee approves an audit service within the scope of the engagement letter or writing, then such audit service will deemed to have been approved for purposes of this policy.

The Audit Committee will not approve any non-audit service that, individually or in the aggregate, may impair, in the Audit Committee’s opinion, the independence of the Independent Auditor.

A.                   Prohibited Non-Audit Services.

The Independent Auditor may not provide to the Company any of the following non-audit services:

1.                                       Bookkeeping or other services related to the Company’s accounting records or financial statements;

2.                                       Financial information systems design and implementation;

3.                                       Appraisal or evaluation services, fairness opinions, or contribution-in-kind reports;

4.                                       Actuarial services;

5.                                       Internal audit outsourcing services;

6.                                       Management functions or human resources;

7.                                       Broker-dealer, investment advisor, or investment banking services;

8.                                       Legal services and expert services unrelated to the audit; and

9.                                       Any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

B.                     Permitted Non-Audit Services.

The Independent Auditor may provide to the Company any non-audit services, including tax services, other than the prohibited non-audit services described above, so long as the Audit Committee has approved such services in accordance with this policy.

C.                                     Audit Services to be Pre-Approved.

1.                                       Audit Services.

i.                                          Financial audits and reviews of the Company and subsidiary.

ii.                                       Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comment letters, consents), and assistance in responding to SEC comment letters.

iii.                                    Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

2.                                       Audit-Related Services.

i.                                          Review of financial statements of businesses considered for acquisition and due diligence services pertaining to potential business acquisitions/dispositions.

ii.                                       Financial statement audits of employee benefit plans.

iii.                                    Attestation services related to the Company’s internal controls.

iv.                                   Assistance in dealing with and responding to the SEC and other domestic regulatory agencies on financial matters.

v.                                      Consultations by the Company’s management as to the accounting or disclosure treatment of potential transactions or events and/or the potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

vi.                                   Review of the effectiveness of the internal audit function at the request of the Company or third party.

vii.                                Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act.

3.                                       Tax Services.

i.                                          U.S. federal, state and local tax planning and advice regarding the tax consequences of proposed or actual transactions, provided such advice does not constitute an advocacy position.

ii.                                       Assistance with U.S. federal, state and local tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities).